UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
40 La Riviere Drive, Suite 300 Buffalo, New York		14202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02. Results of Operations and Financial Condition.

On August 1, 2018, Synacor, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2018. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2018, Synacor, Inc. (the “Company”) announced that William Stuart has resigned as Chief Financial Officer and Secretary of the Company, effective August 1, 2018, and that Timothy Heasley has been appointed as Chief Financial Officer and Secretary, effective August 1, 2018.

In connection with Mr. Heasley’s appointment, the Company entered into a new employment offer letter (the “Employment Letter”) with Mr. Heasley, with the following material terms:

•	Mr. Heasley will receive an annual base salary of $300,000, with a target annual bonus equal to 50% of his base salary.

•	Mr. Heasley will receive an option (the “Promotion Option”) to purchase 175,000 shares of the Company’s common stock. If Mr. Heasley continues to serve as Chief Financial Officer as of February 1, 2019, subject to approval of the Company’s board of directors or its compensation committee, he will receive an additional option (the “Supplemental Option” and together with the Promotion Option, the “Options”)) to purchase 25,000 shares of the Company’s common stock. The Options will vest 25% on May 22, 2019, the one year anniversary of the commencement of Mr. Heasley’s employment, and the remainder will vest in equal installments over the next 36 months. In addition, if the Company undergoes a change of control before Mr. Heasley’s service with the Company terminates and, within twelve months after such change of control the Company (or the surviving corporation) terminates his employment for any reason other than cause or Mr. Heasley terminates his employment for good reason, then 100% of the then unvested shares subject to the Options will immediately vest and be exercisable. If the Company terminates Mr. Heasley’s employment for any reason other than cause or he terminates his employment for good reason, in each case prior to a change of control, then the vested portion of the Options will be determined by adding twelve months to his actual service.

•	If Mr. Heasley’s employment is terminated by the Company without cause or if he terminates his employment for good reason, and Mr. Heasley signs a release of claims against the Company, then he will be entitled to the following severance: (i) continued payment of his then-annual base salary for twelve months, and (ii) payment of the monthly premium for continued group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Heasley and his dependents for up to twelve months. In addition, if such termination of employment occurs after February 1, 2019 and within twelve months following a change of control, then the Company will also pay Mr. Heasley an amount equal to his annual target bonus for the year in which the termination occurs.

•	While he is employed by the Company and for one year following the termination of his employment, Mr. Heasley will be subject to non-compete provisions that prohibit him from providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company.

The above summary of the Employment Letter is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which is filed as exhibit 10.1 hereto. The Employment Letter supersedes in full Mr. Heasley’s prior employment offer letter.

Mr. Heasley joined the Company in May 2018 as Senior Vice President of Finance. From June 2017 to February 2018, Mr. Heasley served as Chief Financial Officer of National Oak Distributors, a national wholesale distributor, where he played a key role in the acquisition of a regional competitor and was responsible for the company’s finance, human resources and IT functions. From April 2015 to May 2016, Mr. Heasley served as Chief Financial Officer of Motus Integrated Technologies, a global manufacturer for the automotive industry, where his finance and IT responsibilities included finance team recruitment and oversight of implementation of new financial and management systems. From 2012 to 2014, Mr. Heasley served as Senior Vice President and Chief Financial Officer of Kaydon Corporation (NYSE: KDN), a global manufacturer of specialty products for the industrial, military, aerospace, medical and energy markets. Prior to that, Mr. Heasley served in senior financial roles with Gibraltar Industries (NYSE: ROCK), MRC Industrial Group and SPS Technologies. Mr. Heasley has also served in progressive financial management positions with a diverse group of leading organizations, including Johnson Controls, TRW and Carborundum Company. Mr. Heasley holds an M.B.A. and a B.S. in Accounting from the State University of New York at Buffalo.

The full text of the press release announcing the resignation of Mr. Stuart and the election of Mr. Heasley is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter Agreement between Synacor, Inc. and Timothy Heasley dated August 1, 2018

99.1	Press release issued by Synacor, Inc. dated August 1, 2018

99.2	Press release issued by Synacor, Inc. dated August 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNACOR, INC.

Date: August 1, 2018	By:	/s/ Himesh Bhise
Himesh Bhise
President and Chief Executive Officer